Exhibit 99.2

United Rentals, Inc., 100 First Stamford Place, Stamford, CT 06902. © 2021 United Rentals, Inc. All rights reserved. Investor Presentation April 15, 2021 UNITED RENTALS TO ACQUIRE GENERAL FINANCE

2 Introductory information This presentation contains forward - looking statements within the meaning of Section 21 E of the Securities Exchange Act of 1934 , as amended, and the Private Securities Litigation Reform Act of 1995 , known as the PSLRA . Forward - looking statements involve significant risks and uncertainties that may cause actual results to differ materially from such forward - looking statements . These statements are based on current plans, estimates and projections, and, therefore, you should not place undue reliance on them . No forward - looking statement, including any such statement concerning the completion and anticipated benefits of the proposed transaction, can be guaranteed, and actual results may differ materially from those projected . Forward - looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the equipment rental industries, and other legal, regulatory and economic developments . We use words such as “anticipates,” “believes,” “plans,” “expects,” “projects,” “future,” “intends,” “may,” “will,” “should,” “could,” “estimates,” “predicts,” “ targets,” “potential,” “ continue,” “guidance” and similar expressions to identify these forward - looking statements that are intended to be covered by the safe harbor provisions of the PSLRA . Actual results could differ materially from the results contemplated by these forward - looking statements due to a number of factors, including, but not limited to, those described in the SEC reports filed by United Rentals and General Finance, as well as the possibility that (1) United Rentals may be unable to obtain regulatory approvals required for the proposed transaction or may be required to accept conditions that could reduce the anticipated benefits of the acquisition as a condition to obtaining regulatory approvals ; (2) the length of time necessary to consummate the proposed transaction may be longer than anticipated ; (3) problems may arise in successfully integrating the businesses of United Rentals and General Finance, including, without limitation, problems associated with the potential loss of any key employees of General Finance ; (4) the proposed transaction may involve unexpected costs, including, without limitation, the exposure to any unrecorded liabilities or unidentified issues that we failed to discover during the due diligence investigation of General Finance or that are not covered by insurance, as well as potential unfavorable accounting treatment and unexpected increases in taxes ; (5) our business may suffer as a result of uncertainty surrounding the proposed transaction, any adverse effects on our ability to maintain relationships with customers, employees and suppliers, or the inherent risk associated with entering a geographic area or line of business in which we have no or limited experience ; and (6) the industry may be subject to future risks that are described in the “Risk Factors” section of the Annual Reports on Form 10 - K, Quarterly Reports on Form 10 - Q and other documents filed from time to time with the SEC by United Rentals and General Finance . United Rentals gives no assurance that it will achieve its expectations and does not assume any responsibility for the accuracy and completeness of the forward - looking statements . The foregoing list of factors is not exhaustive . You should carefully consider the foregoing factors and the other risks and uncertainties that affect the businesses of United Rentals and General Finance described in the “Risk Factors” section of the Annual Reports on Form 10 - K, Quarterly Reports on Form 10 - Q and other documents filed from time to time with the SEC by United Rentals and General Finance . This presentation is not intended to be a recommendation to buy, sell or hold securities and does not constitute an offer for the sale of, or the solicitation of an offer to buy securities in any jurisdiction, including the United States . Any such offer will only be made by means of a prospectus or offering memorandum, and in compliance with applicable securities laws . These forward - looking statements speak only as of the date hereof . United Rentals undertakes no obligation to publicly update or revise any forward - looking statement, whether as a result of new information, future events or otherwise, except as may be required by applicable securities laws . This presentation is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell securities . Our tender offer has not commenced . At the time the tender offer is commenced, we will file, or will cause to be filed, tender offer materials on Schedule TO with the SEC and General Finance will file a Solicitation/Recommendation Statement on Schedule 14 D - 9 with the SEC, in each case with respect to the tender offer . The tender offer materials (including an offer to purchase, a related letter of transmittal and other offer documents) and the solicitation/recommendation statement will contain important information that should be read carefully when they become available and considered before any decision is made with respect to the tender offer . Those materials and all other documents filed by, or caused to be filed by, United Rentals and General Finance with the SEC will be available at no charge on the SEC’s website at www . sec . gov . The tender offer materials and related materials also may be obtained for free (when available) under the “Our Company — Investor Relations — SEC Filings” section of our website at https : //unitedrentals . gcs - web . com/sec - filings, and the Solicitation/Recommendation Statement and such other documents also may be obtained for free (when available) from General Finance under the “Investor Information — SEC Information” section of General Finance’s website at https : //generalfinance . com/sec - information / . Note : This presentation provides information about General Finance’s adjusted EBITDA, which is a non - GAAP financial measure . United Rentals believes that this non - GAAP financial measure provides useful information about the proposed transaction ; however, it should not be considered as an alternative to GAAP net income . A reconciliation between General Finance’s adjusted EBITDA and GAAP net income is provided in the appendix to this presentation .

Transaction highlights

URI acquiring a leading Portable Storage & Mobile Offices provider with LTM December 2020 revenue of $346M and Adjusted EBITDA of $94M[1]

Strategic Overview

- Consistent with United Rentals' strategy of investing in Specialty solutions:
  - Augments URI's 'one stop shop' positioning and extends our differentiated capabilities to serve customers' needs
  - Enhances URI's product and services offering and creates a platform for cross-sell nationwide
- Leverages United Rentals' core competency in M&A integration
- Highly strategic addition that expands Specialty portfolio into the ~$5B commercial mobile storage and modular space markets
- Opportunity to utilize URI's technology platform to drive efficiency in operations and sales productivity
- General Finance shares culture of customer focus and safety

Financial Overview

- $996M Total Enterprise Value with ~$19M NPV of tax benefits
  - Purchase multiple of 10.6x LTM December 2020 Adjusted EBITDA[1], 8.8x including tax benefits and synergies
  - ~$65M of estimated revenue synergies expected to be realized by year 3
  - ~$17M of identified annual cost synergies expected to be realized by end of year 2
- Long-lived acquired assets with strong unit economics drive attractive returns, offsetting impact of lower margins
- The acquisition is expected to be accretive to adjusted earnings per share in 2021, with an attractive internal rate of return and NPV, and a run-rate ROIC that exceeds cost of capital within 18 months of closing
- Expected to be funded through incremental ABL draw
- Net leverage ratio of 2.1x by year-end 2021
- Expected to close by end of Q2 2021

1) Adjusted EBITDA is a non-GAAP financial measure. See appendix for reconciliation between General Finance's adjusted EBITDA and Net Income.

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4 Investing in Specialty solutions to complement GenRent Aggressive growth in Specialty competitively differentiates our product and solution offering to customers, improves full - cycle returns, and helps reduce business volatility Trench Safety • Excavation support solutions, confined space entry equipment and customer training • Used for construction, utility installs, manhole work, and other underground applications • Complete solutions for mobile power and air flow • Used for disaster response, plant shut downs, commercial renovations, and seasonal climate control Fluid Solutions • Full range of equipment to contain, transfer, and treat fluids • Used by municipalities, industrial plants, and mining, construction, municipal and agri - business customers • Tool trailers stocked with hoisting, torqueing, pipe fitting , and air tools • Used during refinery and other industrial shutdowns , and also at large construction sites • Plastic port - a - potties, luxury restroom trailers, sinks, and showers • Core rental item used across all types of special events, construction sites, and industrial projects Tool Solutions Onsite Services Power & HVAC • Portable storage, mobile offices, and modular space solutions • Core rental item used across all types of industrial and construction sites , commercial applications, and many other end markets Portable Storage & Modular Space

5 Strong growth track record for Specialty (1) 1) Tool Solutions was added in 2013 and Fluid Solutions was added in April 2014 2) Reflects pro forma 2020 calendar year revenue for URI Specialty business plus calendarized General Finance total revenue. Note : Data includes 1) Fluid Solutions, Trench Safety and Power & HVAC and 2) Reliable Onsite Services and Tools revenues, which are included in our General Rentals reporting segment 297 471 823 931 1,021 1,254 1,719 2,168 2,090 2,436 0 500 1,000 1,500 2,000 2,500 2012 2013 2014 2020 PF 2015 2016 2019 2017 2018 2020 $M Specialty as % of Total Rev: 7.2% 9.5% 14.5% 16.0% 17.7% 18.9% 21.4% 23.2% 24.5% 28.6% (2)

General Finance overview

Business Description

- General Finance provides storage, office container and frac tank rentals and sales under four brands in North America and Australia/New Zealand
  - Pac-Van / Container King: Rents and sells modular buildings, mobile offices, portable storage containers (US & Canada)
  - Lone Star Tank Rental, Inc.: Rents liquid storage tanks and related fluid management products and services in the Permian and Eagle Ford basins (US)
  - Fabricates liquid storage tanks and fabricates ground-level offices for the Pac-Van business (US)
- Royal Wolf rents and sells mobile storage containers, portable container buildings and freight containers in Australia & New Zealand
  - Royal Wolf is the only portable container rental and sales company represented in all major business centers in Australia
- ~ 900+ employees (including ~645 in North America)

1) As of 3/31/21

Fleet Mix (~100K units)

North America



Lone Star
Modular Buildings
Mobile Offices
7.5%
7.4%
2.1%
Ground Level Offices
12.2%
70.8%
Storage Containers

Australia-New Zealand



Portable Building Containers
15.3%
84.7%
Storage & Freight Containers

- 55.8K units in North America, 44.7K units in Australia-NZ; Global fleet original equipment cost of $639M[1]

Customer Mix

North America



Commercial 37.0%
Construction 28.0%
Other 4.0%
Mining 1.0%
Education 2.0%
Government 2.0%
Retail 6.0%
Oil & Gas 9.0%
Industrial 11.0%

Australia-New Zealand



Construction 21.0%
Moving & Transportation 21.0%
Industrial 13.0%
Other 14.0%
Education 1.0%
Government 4.0%
Retail 6.0%
Mining 7.0%
Consumer 13.0%

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7 General Finance footprint North America Australia & New Zealand Nationwide footprint enables cross - sell in key markets Largest branch network in Australia & New Zealand • Top 3 portable storage and mobile office player in North America • 63 primary branches in the United States with presence in 52 of the top 100 MSAs • 3 primary branches in Western Canada • Total rental fleet of 55,789 units (1) • TTM (12/31/20) Revenue of $ 225.2M • Strong growth track - record driven by market share gains, M&A, greenfields , and innovation • Leadership position with estimated 35% share in Australia and 50% in New Zealand • Largest branch network of any storage container company in Australia and New Zealand o 24 locations in the Australia and 16 locations in in New Zealand • Total rental fleet of 44,650 units (1) • TTM (12/31/20) Revenue of $116.3M 1) As of 3/31/21

8 General Finance historical Revenue, EBITDA, and EBITDA margins 1) Adjusted EBITDA is a non - GAAP financial measure. See appendix for reconciliation between General Finance’s adjusted EBITDA and N et Income. Adjusted EBITDA margin represents adjusted EBITDA divided by total Revenue. Revenue ($ M; Fiscal Year Ends June 30) % Growth 16% 16% 17% 6% - 6% - 3% 25% 9% - 6% Adj. EBITDA (1) 46 53 69 84 61 61 88 107 98 % Adj. EBITDA Margin (1) 22% 22% 24% 28% 21% 22% 25% 28% 27% 212 246 287 304 286 277 347 378 357 100 200 400 300 FY15 FY12 FY14 FY13 FY16 FY17 FY18 FY19 FY20

9 Overview of growth opportunity and synergies Total Cost Synergies Target by End of Year 2 Cost of Rental SG&A Corporate Expense $17M $65M Total Revenue Synergies Target by End of Year 3 Total Revenue Synergies ($M) Total Cost Synergies ($M) Acquisition supported by strong synergy opportunities in both revenue and costs • Primary drivers: Cross Selling Footprint Expansion • Cost Synergies equivalent to: ~5% of total LTM revenue ~10% of LTM cost of leasing plus general & administrative

10 Appendix

Reconciliation of General Finance Net Income to Adjusted EBITDA

($000s)	Fiscal Year Ending June 30									LTM
	2012	2013	2014[1]	2015	2016	2017	2018	2019	2020	December 2020
Net Income (loss)	**$8,742**	**$11,413**	**$15,149**	**$13,045**	**($3,286)**	**($847)**	**($9,107)**	**($7,466)**	**$7,954**	**$4,901**
Provision (benefit) for income taxes	5,360	8,195	11,620	8,697	(2,191)	(25)	(679)	5,820	6,695	4,138
Foreign exchange and other	(443)	(1,028)	1,372	273	309	351	5,887	3,513	(304)	131
Interest expense	12,743	10,969	11,952	21,096	19,648	19,653	33,991	35,344	26,386	24,515
Interest income	(157)	(58)	(52)	(68)	(97)	(66)	(112)	(191)	(663)	(599)
Depreciation and amortization	18,924	22,241	27,127	38,571	38,634	40,092	40,335	42,108	35,550	35,992
Impairment – goodwill/trade name	-	-	-	-	3,068	-	-	-	14,160	14,160
Share-based compensation expense	901	1,316	1,938	2,174	2,388	1,374	3,658	2,680	2,656	2,326
Expenses of postponed public equity offering	-	-	-	365	-	-	-	-	-	-
Inventory write-downs and related	-	-	-	-	1,630	-	-	-	-	-
Non-recurring severance costs and CEO retirement compensation at Royal Wolf	-	-	-	-	727	-	-	-	-	-
Refinancing costs not capitalized	-	-	-	-	-	437	-	506	-	297
Change in valuation of bifurcated derivatives in Convertible Note	-	-	-	-	-	-	13,719	24,570	5,386	8,379
Adjusted EBITDA	**$46,070**	**$53,048**	**$69,106**	**$84,153**	**$60,830**	**$60,969**	**$87,692**	**$106,884**	**$97,820**	**$94,240**

1) FY 2014 includes approximately $7.0M of adjusted EBITDA from Lone Star Tank Rental Inc., which was acquired on April 7, 2014

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